Exhibit 14.1

                MOUNT LUCAS MANAGEMENT CORPORATION CODE OF ETHICS

PURPOSE

To establish standards that promote:

          - Honest and ethical conduct, in cluding the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          - Full, fair, accurate, timely, and understandable disclosure in the filings with or submissions to the Securities and Exchange Commission (the "SEC") on behalf of the MLM IndexTM Fund (the "Pool"), an investment pool operated by Mount Lucas Management Corporation (the "Company") that is subject to the reporting requirement of the Securities Exchange Act of 1934, and in other public communications made by the Company concerning the Pool;

          - Compliance with all applicable governmental laws, rules, and regulations;

          - Prompt internal reporting of violations of the Company's Code of Ethics (this "Code"); and

          -    Accountability  for  adherence  to  this  Code

APPLICABILITY

This Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (collectively, the "Covered Officers"). The Company expects the Covered Officers to know and follow the policies outlined in the Compliance Manual of the Company and this Code. Any Covered Officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

GENERAL RESPONSIBILITIES

The Company expects the Covered Officers to know and follow the policies outlined in the Compliance Manual of the Company and this Code. Any Covered Officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

HONEST AND ETHICAL CONDUCT

Every Covered Officer has the responsibility to be honest and ethical. All of a Covered Officer's responsibilities should be performed with the highest sense of integrity. Integrity accommodates the inadvertent error and the honest difference of opinion, but it cannot accommodate deceit or subordination of principle.

Honesty and integrity require that each Covered Officer ethically handle actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest is any situation in which a Covered Officer's personal interest is inconsistent with, or contrary to, the legitimate interests of the Company, or an investment pool operated by the Company. A conflict of interest situation can arise when a Covered Officer takes action or has interests (financial or other) that may make it difficult to fulfill duties owed to the Company or any investment pool operated by the Company. Conflicts of interest also may arise when a Covered Officer or a member of a Covered Officer's family receives improper personal benefits as a result of the Covered Officer's affiliation with the Company, regardless of whether such benefits are received from the Company or a third party. Covered Officers must avoid any situation in which their independent business judgment might appear to be compromised.


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FULL,  FAIR,  ACCURATE,  TIMELY,  AND  UNDERSTANDABLE  DISCLOSURE

As a result of the Pool being a reporting company under the Securities Exchange Act of 1934, the Company is required, on behalf of the Pool, to file periodic and other reports with the SEC. In that regard, each Covered Officer must (1) take all reasonable steps to ensure that these reports and other public communications represent full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Pool; (2) promptly bring to the attention of the board of directors of the Company any material information of which a Covered Officer may become aware that affects the disclosures made by the Company in the public filings made on behalf of the Pool or otherwise would assist the board of directors in fulfilling its responsibilities to the Pool; and (3) must promptly bring to the attention of the Compliance Officer and the board of directors of the Company any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, including on behalf of the Pool or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company's financial reporting, including on behalf of the Pool, disclosures or internal controls.

COMPLIANCE WITH ALL APPLICABLE GOVERNMENTAL LAWS, RULES, AND REGULATIONS

Each Covered Officer must comply with all applicable governmental laws, rules, and regulations. This requirement applies to all federal, foreign, state and local laws.

PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE

If a Covered Officer is unsure whether a situation violates any applicable law, rule, regulation, or Company policy, the Covered Officer should discuss the situation promptly with the Compliance Officer. Failure to do so is itself a violation of the Code. The Company will not allow retaliation for reports made in good faith.

Violations of or interpretive matters related to the Code should immediately be brought to the attention of the Compliance Officer.

WAIVERS OF OR AMENDMENTS TO THE CODE

Any waivers of or amendments to this Code must be granted by the Company's board of directors. If a Covered Officer would like to request a waiver or amendment to this Code, he should contact the Compliance Officer.



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